Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS;
PROVIDES GUIDANCE FOR FULL YEAR 2017

•	Fourth quarter revenues of $1.86 billion, up 0.7% on a reported basis and up 1.9% on an equivalent basis versus 2015

•	Fourth quarter diluted EPS of $1.09 on a reported basis, down 15.5% from 2015; fourth quarter diluted EPS of $1.31 on an adjusted basis excluding amortization, up 10.1% from 2015

•	Full year revenues of $7.52 billion, up 0.3% on a reported basis and up 2.6% on an equivalent basis versus 2015

•	Full year diluted EPS of $4.51 on a reported basis, down 7.4% from 2015; full year diluted EPS of $5.15 on an adjusted basis excluding amortization, up 8.0% from 2015

•	Full year cash provided by operations of $1.1 billion, up 30.2% from 2015

•	Full year 2017 reported diluted EPS expected to be between $4.65 and $4.80, and adjusted diluted EPS excluding amortization expense between $5.37 and $5.52

MADISON, N.J., JANUARY 26, 2017 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today financial results for the fourth quarter and full year ended December 31, 2016.

“We grew revenues, operating income, margins and operating cash flow in the fourth quarter, capping a strong year in which we achieved our commitments and created value for shareholders,” said Steve Rusckowski, Chairman, CEO and President. “We are laser focused on our two point strategy to accelerate growth and continue to drive operational excellence. Revenue growth in the quarter came from expanding relationships with hospital health systems and strength in several of our advanced diagnostic offerings. Our guidance for full year 2017 reflects expectations for continued acceleration of top-line growth and is consistent with the earnings outlook we provided at our Investor Day in November.”

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Change	2016	2015	Change
	(dollars in millions, except per share data)
Reported:
Net revenues	$1,861	$1,849	0.7%	$7,515	$7,493	0.3%
DIS revenues	$1,773	$1,738	2.0%	$7,138	$6,965	2.5%
Revenue per requisition			0.4%			0.4%
Requisition volume			1.5%			2.0%
Operating income (a)	$276	$239	15.4%	$1,277	$1,399	(8.7)%
Operating income as a percentage of net revenues (a)	14.8%	12.9%	190 bps	17.0%	18.7%	(170) bps
Net income attributable to Quest Diagnostics (a)	$155	$188	(17.5)%	$645	$709	(9.1)%
Diluted earnings per share (a)	$1.09	$1.29	(15.5)%	$4.51	$4.87	(7.4)%
Cash provided by operations (b)	$304	$272	11.8%	$1,069	$821	30.2%
Capital expenditures	$128	$94	35.7%	$293	$263	11.5%

Adjusted:
Revenues on an equivalent basis	$1,861	$1,825	1.9%	$7,515	$7,324	2.6%
Operating income	$305	$288	6.1%	$1,230	$1,203	2.3%
Operating income as a percentage of net revenues	16.4%	15.5%	90 bps	16.4%	16.1%	30 bps
Net income attributable to Quest Diagnostics	$173	$157	9.6%	$682	$640	6.4%
Diluted earnings per share excluding amortization	$1.31	$1.19	10.1%	$5.15	$4.77	8.0%

(a)
For details impacting the year-over-year comparisons related to operating income, operating income as a percentage of net revenues, net income attributable to Quest Diagnostics and diluted earnings per share, see note 3 of the financial tables attached below.

(b)	For details impacting the year-over-year comparisons related to cash provided by operations, see note 8 of the financial tables attached below.

Share Repurchase Authority Increase

In the fourth quarter the company’s Board of Directors increased by $1 billion the amount available under the company's existing share repurchase program. As of December 31, 2016, $1.4 billion remained available for repurchase under the program.

Outlook for Full Year 2017

The company estimates full year 2017 results as follows:

	Low	High
Revenues	$7.64 billion	$7.72 billion
Revenue increase on a reported basis	1.7%	2.7%
Revenue increase on an equivalent basis (c)	2%	3%
Reported diluted EPS	$4.65	4.80
Adjusted diluted EPS excluding amortization	$5.37	$5.52
Cash provided by operations	Approximately $1.1 billion
Capital expenditures	$250 million	$300 million

(c)	Revenues on an equivalent basis for full year 2016 were $7.49 billion which represents the company's reported revenues, excluding all Focus Diagnostics products revenue, in 2016.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP measures as follows: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as the gain on sale of the Focus Diagnostics products business, gain on the contribution to the clinical trials joint venture, retirement of debt and related refinancing charges, restructuring and integration charges, recognition of certain income tax benefits and other items; (ii) the term “adjusted diluted EPS excluding amortization” represents the company's diluted EPS before the impact of special items and amortization; (iii) reference to “revenues on an equivalent basis” when comparing 2016 results to 2015 represents 2015 reported revenues excluding all clinical trials testing and Celera products revenues and Focus Diagnostics products revenues subsequent to April 2015; and (iv) reference to “revenues on an equivalent basis” when comparing full year 2017 estimates to 2016 represents 2016 reported revenues excluding all Focus Diagnostics products revenues.

Non-GAAP “adjusted” measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP “adjusted” measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts or for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of adjusted measures to GAAP measures.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 773-681-5898, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 866-373-9234 for domestic callers or 203-369-0282 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on January 26, 2017 until midnight Eastern Time on February 9, 2017. Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 43,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

ADDITIONAL TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2016 and 2015
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net revenues	$1,861	$1,849	$7,515	$7,493

Operating costs, expenses and other income:
Cost of services	1,160	1,150	4,616	4,657
Selling, general and administrative	400	429	1,681	1,679
Amortization of intangible assets	18	20	72	81
Gain on disposition of business	—	—	(118)	(334)
Other operating expense (income), net	7	11	(13)	11
Total operating costs and expenses, net	1,585	1,610	6,238	6,094

Operating income	276	239	1,277	1,399

Other income (expense):
Interest expense, net	(36)	(36)	(143)	(153)
Other income (expense), net	2	3	(48)	(143)
Total non-operating expenses, net	(34)	(33)	(191)	(296)

Income from continuing operations before income taxes and equity in earnings of equity method investees	242	206	1,086	1,103
Income tax expense	(84)	(14)	(429)	(373)
Equity in earnings of equity method investees, net of taxes	9	8	39	23
Net income	167	200	696	753
Less: Net income attributable to noncontrolling interests	12	12	51	44
Net income attributable to Quest Diagnostics	$155	$188	$645	$709

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.11	$1.31	$4.58	$4.92
Diluted	$1.09	$1.29	$4.51	$4.87

Weighted average common shares outstanding:
Basic	138	143	140	144
Diluted	141	144	142	145

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2016 and 2015
(in millions, except per share data)
(unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$359	$133
Accounts receivable, net	926	901
Inventories	82	84
Prepaid expenses and other current assets	155	207
Assets held for sale	9	176
Total current assets	1,531	1,501
Property, plant and equipment, net	1,029	925
Goodwill	6,000	5,905
Intangible assets, net	949	984
Investment in equity method investees	443	473
Other assets	148	174
Total assets	$10,100	$9,962

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$975	$1,014
Current portion of long-term debt	6	159
Total current liabilities	981	1,173
Long-term debt	3,728	3,492
Other liabilities	654	514
Redeemable noncontrolling interest	77	70
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both December 31, 2016 and 2015; 216 shares issued at both December 31, 2016 and 2015	2	2
Additional paid-in capital	2,545	2,481
Retained earnings	6,613	6,199
Accumulated other comprehensive loss	(72)	(38)
Treasury stock, at cost; 79 shares and 73 shares at December 31, 2016 and 2015, respectively	(4,460)	(3,960)
Total Quest Diagnostics stockholders' equity	4,628	4,684
Noncontrolling interests	32	29
Total stockholders' equity	4,660	4,713
Total liabilities and stockholders' equity	$10,100	$9,962

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2016 and 2015
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$696	$753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	249	304
Provision for doubtful accounts	308	297
Deferred income tax provision	37	112
Stock-based compensation expense	69	52
Gain on disposition of business	(118)	(334)
Other, net	(6)	6
Changes in operating assets and liabilities:
Accounts receivable	(343)	(262)
Accounts payable and accrued expenses	56	(24)
Income taxes payable	42	(41)
Termination of interest rate swap agreements	54	—
Other assets and liabilities, net	25	(42)
Net cash provided by operating activities	1,069	821

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(139)	(67)
Proceeds from sale of businesses	270	—
Capital expenditures	(293)	(263)
Investment in equity method investee	—	(33)
Decrease in investments and other assets	10	1
Net cash used in investing activities	(152)	(362)

Cash flows from financing activities:
Proceeds from borrowings	1,869	2,453
Repayments of debt	(1,724)	(2,537)
Purchases of treasury stock	(590)	(224)
Exercise of stock options	73	60
Employee payroll tax withholdings on stock issued under stock-based compensation plans	(10)	(7)
Dividends paid	(223)	(212)
Distributions to noncontrolling interests	(41)	(42)
Sale of noncontrolling interest in subsidiary	—	63
Payment of deferred business acquisition consideration	—	(51)
Other financing activities, net	(45)	(21)
Net cash used in financing activities	(691)	(518)

Net change in cash and cash equivalents	226	(59)
Cash and cash equivalents, beginning of period	133	192
Cash and cash equivalents, end of period	$359	$133

Cash paid during the period for:
Interest	$148	$172
Income taxes	$361	$319

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$155	$188	$645	$709
Less: Earnings allocated to participating securities	—	—	3	3
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$155	$188	$642	$706

Weighted average common shares outstanding - basic	138	143	140	144
Effect of dilutive securities:
Stock options and performance share units	3	1	2	1
Weighted average common shares outstanding - diluted	141	144	142	145

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.11	$1.31	$4.58	$4.92
Diluted	$1.09	$1.29	$4.51	$4.87

2)
In the second quarter of 2016, the company elected to early adopt the accounting standard update that simplifies several aspects of the accounting for stock-based compensation award transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and accounting for forfeitures, effective January 1, 2016. As a result, certain reclassifications have been made to the prior period financial statements to conform with the current period presentation.

3)	The following tables reconcile reported results to adjusted results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$276	$239	$1,277	$1,399
Gain on disposition of business (a)	—	—	(118)	(334)
Restructuring and integration charges (b)	23	22	78	105
Other (c)	6	27	(7)	33

Adjusted operating income	$305	$288	$1,230	$1,203

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	14.8%	12.9%	17.0%	18.7%
Gain on disposition of business (a)	—	—	(1.5)	(4.4)
Restructuring and integration charges (b)	1.2	1.2	1.0	1.4
Other (c)	0.4	1.4	(0.1)	0.4

Adjusted operating income as a percentage of net revenues	16.4%	15.5%	16.4%	16.1%

Adjusted net income:
Net income attributable to Quest Diagnostics	$155	$188	$645	$709
Gain on disposition of business (a)	—	—	(118)	(334)
Retirement of debt and related refinancing charges (d)	—	—	48	150
Restructuring and integration charges (b)	24	22	82	110
Other (c)	6	25	—	31
Income tax expense (benefit) associated with the special items (e)	(12)	(78)	25	(26)

Adjusted net income	$173	$157	$682	$640

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$1.09	$1.29	$4.51	$4.87
Gain on disposition of business (a) (e)	—	—	(0.24)	(1.30)
Retirement of debt and related refinancing charges (d) (e)	—	(0.01)	0.21	0.62
Restructuring and integration charges (b) (e)	0.10	0.09	0.35	0.46
Certain income tax benefits (e)	—	(0.40)	—	(0.40)
Other (c) (e)	0.03	0.11	(0.06)	0.14
Amortization expense (f)	0.09	0.11	0.38	0.38

Adjusted diluted EPS excluding amortization expense	$1.31	$1.19	$5.15	$4.77

Revenue on an equivalent basis:
Net revenues	$1,861	$1,849	$7,515	$7,493
Excluded revenue (g)	—	(24)	—	(169)

Revenue on an equivalent basis	$1,861	$1,825	$7,515	$7,324

(a)
For the twelve months ended December 31, 2016, represents the pre-tax gain on the sale of our Focus Diagnostics products business to DiaSorin S.p.A. for $300 million in cash, or $293 million net of transaction costs and working capital adjustments, which includes $25 million of proceeds held in escrow. For the twelve months ended December

31, 2015, represents the gain associated with the contribution of our clinical trials testing business to Q2 Solutions, the clinical trials joint venture with Quintiles Transnational Holdings Inc.

(b)
For the twelve months ended December 31, 2016, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. For the twelve months ended December 31, 2015, represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(dollars in millions)
Cost of services	$15	$12	$40	$63
Selling, general and administrative	7	10	37	42
Other operating expense, net	1	—	1	—

Operating income	$23	$22	$78	$105

Equity in earnings of equity method investees, net of taxes	$1	$—	$4	$5

(c)
For the three months ended December 31, 2016, primarily represents non-cash asset impairment charges. For the twelve months ended December 31, 2016, primarily represents a gain on escrow recovery associated with an acquisition, partially offset by costs associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to certain legal matters.

For the three months ended December 31, 2015, primarily represents non-cash asset impairment charges and other costs associated with winding down subsidiaries as well as costs incurred related to certain legal matters. For the twelve months ended December 31, 2015, primarily represents non-cash asset impairment charges and other costs associated with Celera Products and the winding down of another subsidiary as well as costs incurred related to certain legal matters, partially offset by a pre-tax gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health, Inc. acquisition. The following table summarizes the pre-tax impact of these other items on the company's consolidated statement of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(dollars in millions)
Cost of Sales	$—	$2	$—	$2
Selling, general and administrative	—	14	6	21
Other operating expense (income), net	6	11	(13)	10
Operating income	$6	$27	$(7)	$33

Other non-operating (income) expense, net	$—	$(2)	$7	$(2)

(d)
For the twelve months ended December 31, 2016, represents charges associated with the March 2016 cash tender offer where the company purchased $200 million of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040. For the twelve months ended December 31, 2015, represents: charges associated with the March 2015 cash tender offer where the company purchased $250 million aggregate principal amount of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040; and charges associated with the April 2015 redemption where the company redeemed all of its 5.45% Senior Notes due November 2015, $150 million of its 3.2% Senior Notes due April 2016 and all of its 6.4% Senior Notes due July 2017. The following table summarizes the impact of pre-tax charges on retirement of debt and related refinancing charges on the company's consolidated statements of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(dollars in millions)
Interest expense, net	$—	$—	$—	$6
Other non-operating expense, net	—	—	48	144

	$—	$—	$48	$150

(e)
For the twelve months ended December 31, 2016, for the gain on disposition of business, income tax expense resulted in a combined tax rate of 71.4%, which was significantly in excess of the statutory rate primarily due to a lower tax basis in the assets sold, specifically the goodwill associated with the disposition. For the twelve months ended December 31, 2015, for the gain on disposition of business, the associated deferred income tax liability was calculated using a combined tax rate of 43.3% and did not result in any significant current income taxes payable. For the retirement of debt and related refinancing charges, income tax benefits were calculated such that the combined tax rate was 38.9% and 40% for 2016 and 2015, respectively. For the restructuring and integration charges and other items, income tax impacts, where recorded, were calculated using combined tax rates of 38.7% and 38.9% for 2016 and 2015, respectively. The following table summarizes the income tax expense (benefit) associated with the special items:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(dollars in millions)
Gain on disposition of business	$—	$—	$84	$145
Retirement of debt and related refinancing charges	—	(2)	(18)	(60)
Restructuring and integration charges	(9)	(9)	(32)	(43)
Certain income tax benefits	—	(58)	—	(58)
Other	(3)	(9)	(9)	(10)

	$(12)	$(78)	$25	$(26)

For the three and twelve months ended December 31, 2015, certain income tax benefits represent the recognition of a deferred income tax benefit associated with winding down a subsidiary.

(f)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was primarily calculated using a combined tax rate of 38.7% and 38.9% for 2016 and 2015, respectively. The pre-tax amortization expense that is excluded from the calculation of adjusted diluted EPS excluding amortization expense is recorded in the company's statements of operations as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(dollars in millions)
Amortization of intangible assets	$18	$20	$72	$81
Equity in earnings of equity method investees, net of taxes	4	4	16	8

	$22	$24	$88	$89

(g)
Effective July 1, 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. In 2016, the company wound down its Celera products business and completed its exit from the products business as a result of the sale of Focus Diagnostics products on May 13, 2016. For the three months ended December 31, 2015, excluded revenue represents Celera products and Focus Diagnostics products reported revenues. Excluded revenue for the twelve months ended December 31, 2015, represents clinical trials testing reported revenues for the first and second quarters of 2015, Celera products reported revenues for all of 2015 and Focus Diagnostics products revenues subsequent to April 2015.

4)
For the twelve months ended December 31, 2016, the company recorded income tax expense of $84 million associated with the gain on sale of our Focus Diagnostics products business, consisting of $91 million of current income tax expense and a deferred income tax benefit of $7 million. In connection with the gain associated with the contribution of our clinical trial testing business to the Q2 Solutions joint venture, the company recorded a deferred income tax liability of $145 million for the twelve months ended December 31, 2015.

5)
Other operating expense (income), net includes miscellaneous income and expense items related to operating activities. For the three months ended December 31, 2016, other operating expense (income), net principally consists of non-cash asset impairment charges. Other operating expense (income), net for the twelve months ended December 31, 2016, principally consists of a gain on an escrow recovery associated with an acquisition, partially offset by non-cash asset impairment charges.

For the three months ended December 31, 2015, other operating expense (income), net principally includes non-cash asset impairment charges associated with winding down a subsidiary. Other operating expense (income), net for the twelve months ended December 31, 2015, principally includes non-cash asset impairment charges primarily associated with Celera products and the winding down of another subsidiary, partially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health, Inc. acquisition.

6)
Other income (expense), net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments, other non-operating assets and early retirement of debt. For the twelve months ended December 31, 2016, other income (expense), net includes $48 million of charges on the retirement of debt associated with the March 2016 cash tender offer and non-cash asset impairment charges associated with certain investments of $7 million. Other income (expense), net for the twelve months ended December 31, 2015, includes $144 million of charges on the retirement of debt associated with the March 2015 cash tender offer and April 2015 redemption.

7)
For the twelve months ended December 31, 2016, the company repurchased 7.4 million shares of its common stock for $590 million, including 3.1 million shares repurchased under an accelerated share repurchase agreement during the second and third quarters of 2016. As of December 31, 2016, $1.4 billion remained available under the Company’s share repurchase authorizations.

8)
For the twelve months ended December 31, 2016, net cash provided by operations included $91 million of income taxes paid associated with the sale of Focus Diagnostics products and $47 million of pre-tax cash charges, or $30 million after the related cash tax benefit, related to the retirement of debt, which were partially offset by $54 million of proceeds received from the termination of interest rate swap agreements.

For the twelve months ended December 31, 2015, net cash provided by operations included $146 million of pre-tax cash charges, or $89 million after the related cash tax benefit, related to the retirement of debt.

9)	The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2017 before the impact of special items and amortization expense. Further impacts to earnings related to special items may be incurred throughout 2017. The following table reconciles our 2017 outlook for adjusted diluted EPS excluding amortization expense to the corresponding amount determined under GAAP:

	Low	High
Diluted earnings per common share	$4.65	$4.80
Restructuring and integration charges (a)	0.35	0.35
Amortization expense (b)	0.37	0.37

Adjusted diluted EPS excluding amortization expense	$5.37	$5.52

(a)
Represents estimated full year pre-tax charges of $80 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined tax rate of 38.7%.

(b)
Represents the estimated impact of amortization expense for 2017 on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$69
Amortization expense included in equity in earnings of equity method investees, net of taxes	16

Total pre-tax amortization expense	$85

Total amortization expense, net of an estimated tax benefit	$53

10)
The outlook for 2% to 3% revenue growth on an equivalent basis in 2017 represents management’s estimates for 2017 versus reported 2016 revenues adjusted to exclude the 2016 revenues from the Focus Diagnostics products business. The company completed its exit from the products business as a result of the sale of Focus Diagnostics products on May 13, 2016. Consequently, our 2017 revenues will not include revenues associated with that business. The following table reconciles our 2016 net revenues determined under GAAP with equivalent revenue for 2016:

	Three Months Ended				Year Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
	(dollars in millions)
2016 Revenue on an equivalent basis:
Net revenues	$1,863	$1,906	$1,885	$1,861	$7,515
Excluded revenue (a)	(18)	(8)	—	—	(26)

2016 Revenue on an equivalent basis	$1,845	$1,898	$1,885	$1,861	$7,489

2017 Revenue outlook:				Low	High
2016 Revenue on an equivalent basis				$7,489	$7,489
2017 Equivalent revenue growth				2%	3%

2017 Revenue outlook				$7,640	$7,720

(a)	The 2016 excluded revenue is comprised of all of Focus Diagnostics products revenues reported in 2016.